Exhibit 24

The undersigned hereby appoints THOMAS E. BLASER, MARK A. SHELNITZ, and MICHAEL W. CONRON as his/ her true and lawful attorneys-in-fact for the purpose of signing the Registration Statement on Form S-8 (File No.: 333-37024) and all amendments thereto, to be filed by W. R. GRACE & CO., a Delaware corporation (the “Corporation”), with the Securities and Exchange Commission with respect to the Corporation's 2000 Stock Incentive Plan and all amendments thereto. Each of such attorneys-in-fact is appointed with full power to act without the other.

H. F. Baldwin	/s/ H. F. Baldwin
R. F. Cummings, Jr.	/s/ R. F. Cummings, Jr.
J. Fasone Holder	/s/ J. Fasone Holder
D. H. Gulyas	/s/ D. H. Gulyas
J. N. Quinn	/s/ J. N. Quinn
C. J. Steffen	/s/ C. J. Steffen
M. E. Tomkins	/s/ M. E. Tomkins

Dated: February 23, 2017